Delaware

The First State

I, HARRIET SMITH WINDSOR, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF "HURLEY EXPLORATION INC.", FILED IN THIS OFFICE ON THE THIRTEENTH DAY OF OCTOBER, A.D. 2006, AT 6 O'CLOCK P.M.

A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE NEW CASTLE COUNTY RECORDER OF DEEDS.

Harriet Smith Windsor

Harriet Smith Windsor, Secretary of State

SECRETARY'S OFFICE 1793 DELAWARE 1855

3880917 8100

060944003

AUTHENTICATION: 5115160

DATE: 10-13-06

State of Delaware
Secretary of State
Division of Corporations
Delivered 06:00 PM 10/13/2006
FILED 06:00 PM 10/13/2006
SRV 060944003 - 3880917 FILE

CERTIFICATE OF AMENDMENT
TO
THE CERTIFICATE OF INCORPORATION
OF
HURLEY EXPLORATION INC.

Hurley Exploration Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"),

DOES HEREBY CERTIFY:

1. That the Certificate of Incorporation of the Corporation be amended by inserting the following text at the end of Article Fourth thereof so that such text shall be and read as follows:

> "Reverse Stock Split. Each 2.26187510124 issued and outstanding shares of Common Stock as of October 12, 2006 (the "Split Effective Date"), shall be combined and converted automatically, without further action, into one (1) fully paid and non-assessable share of Common Stock. In lieu of any fractional shares to which a holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the fair market value of one share (as determined in good faith by the Board of Directors of the Corporation). Each holder of record of a certificate which immediately prior to the Split Effective Date represents outstanding shares of Common Stock (the "Old Certificates") shall be entitled to receive upon surrender of such Old Certificates to the Corporation's transfer agent for cancellation, a certificate (the "New Certificates") representing the number of whole shares of Common Stock into and for which the shares formerly represented by such Old Certificates so surrendered are exchangeable plus a cash payment in place of the fractional share equal to the fair market value of the fractional share. From and after the Split Effective Date, Old Certificates shall represent only the right to receive New Certificates and cash pursuant to the provisions hereof."

2. That a resolution was duly adopted by unanimous written consent of the directors of the Corporation, pursuant to Section 242 of the General Corporation Law of the State of Delaware, setting forth the above-mentioned amendment to the Certificate of Incorporation and declaring said amendment to be advisable.

3. That by the written consent of more than a majority of Stockholders of the Corporation, said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law.

IN WITNESS WHEREOF, this Certificate of Amendment to the Certificate of Incorporation has been signed by the Chief Executive Officer of the Corporation this 12th day of October, 2006.

HURLEY EXPLORATION INC.

By: [signature]
Chet Kurzawski
President, Chief Executive Officer, Chief Financial Officer
and Chairman of the Board of Directors